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                                                                       EXHIBIT
4

                                 NHP INCORPORATED
                               STOCK OPTION AGREEMENT


     THIS STOCK OPTION AGREEMENT (this "Agreement") is made this 1st day of May, 1996 by and between (i) NHP Incorporated (the "Corporation"), a Delaware corporation, and (ii) WILLIAM R. SULLIVAN ("Participant"), an employee of the Corporation.

     WHEREAS, by resolution adopted at a meeting of the Board of Directors of the Corporation on May 1, 1996, the Board of Directors has determined that Participant is eligible to receive an Option to purchase shares of Common Stock.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, the Corporation hereby grants to Participant the right to purchase, during the period specified in Article 2 hereof, ONE HUNDRED TWENTY THOUSAND (120,000) shares of Common Stock (such shares of Common Stock being hereinafter referred to as the "Shares") at a price of Nineteen Dollars and forty-three cents ($19.43) per Share (the "Exercise Price"), in accordance with the terms of this Agreement (such right being hereinafter referred to as the "Option"). The Board of Directors of the Corporation, exercising good faith, has determined that the Exercise Price is equal to at least one hundred percent (100%) of the fair market value of each Share on the date hereof. Participant acknowledges and understands that the terminology used herein shall create no implication regarding the qualification at any time of the Option, in whole or in part, as an "incentive stock option."

     2.        DURATION OF OPTION.

          The Option shall be effective during the period commencing as of the date hereof and ending on the earliest of (a) the date all of the Shares are purchased pursuant to the terms of this Agreement or are surrendered to the Corporation pursuant to Section 3F hereof, (b) expiration of the three (3)- month period following Participant's termination of employment pursuant to
Section 3C hereof, (c) the expiration of the three (3)-month

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period prescribed under Section 3B hereof, or (d) five (5) years from the date of issuance of the Option, April 30, 2001 at 5:00 P.M., Washington, D.C. time.

     3.        EXERCISE OF OPTION.

          A. Subject to the provisions of Article 2 hereof regarding the duration of the Option, the Option may be exercised by Participant only as follows:

               (1) Participant may purchase up to 40,000 Shares if at the end of any 12 calendar month period ending on before April 30, 2001, Attributable EBITDA shall have been $5.5 million or more;

               (2) Participant may purchase up to an additional 40,000 Shares if at the end of any 12 calendar month period ending on or before April 30, 2001, Attributable EBITDA shall have been $9.5 million or more;

               (3) Participant may purchase up to an additional 40,000 shares if at the end of any 12 calendar month period ending on or before April 30, 2001, Attributable EBITDA shall have been $13.5 million or more.

     For purposes of this Agreement, "Attributable EBITDA" shall mean EBITDA, as determined under generally accepted accounting principles (after the allocation of all NHP Incorporated internal charges), attributable to Participant's business unit, including $1,618,000 of EBITDA generated by Buyers Access and Risk Management in 1995 and any increases or decreases thereafter. Attributable EBITDA shall include only 25% of any annualized "base" EBITDA (determined at the "run rate" for the preceding three months before closing) added by a purchase or joint venture involving significant capital costs from NHP, but shall include 100% of any future changes above or below the annualized "base" EBITDA.

     The Option may be exercised only in amounts of ten (10) Shares or whole multiples thereof; provided, however, that such restriction shall not apply to the purchase by Participant of all Shares which are the subject of the Option which have not previously been purchased by Participant and which Participant shall be otherwise entitled to purchase. The Option may be exercised only if compliance with all applicable Federal and state securities laws can be effected and only by (x) Participant's completion, execution and delivery to the Corporation of a notice of exercise and "investment letter" (if required by the Corporation) as supplied by the Corporation, and (y) the payment to the Corporation, as provided in Section 3D hereof, of an amount equal to the amount obtained by multiplying the Exercise Price by the number of Shares being purchased pursuant to such exercise, as shall be specified by Participant in such notice of exercise (the "Purchase Price").

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          B.   In the event of the death of Participant at such time that
Participant shall possess an Option pursuant to the terms of this Agreement, Participant's estate, executors or administrators, or personal or legal representatives shall be entitled, for a period of three (3) months following the date of Participant's death, to exercise the Option, but only to the extent that Participant was entitled to exercise the Option on the date of such death. Any person so desiring to exercise Participant's Option shall be required, as a condition to the exercise of the Option, to furnish to the Corporation such documentation as the Corporation shall deem satisfactory to evidence the authority of such person to exercise the Option on behalf of Participant. In the event of the exercise of such Option by Participant's estate, executors or administrators, or personal or legal representatives, all references herein to Participant shall, to the extent applicable, be deemed to refer to and include such estate, executors or administrators, or personal or legal representatives, as the case may be. Except as provided in this Section 3B, the Option or any of the rights thereunder may be exercised by Participant only, and may not be transferred or assigned, in whole or in part, whether voluntarily, involuntarily or by operation of law (including, without limitation, the laws of bankruptcy, intestacy, descent and distribution and succession) or on an absolute or contingent basis.

          C. Upon termination of Participant's employment for any reason other than death, Participant shall have the right, for a period of three (3) months after the date of Participant's termination of employment (the last day for which Participant's salary is paid), to acquire any or all of the Shares with respect to which Participant was entitled to exercise such Option immediately prior to Participant's termination, except that such right shall not be available in the event Participant is terminated for gross misconduct, in which event the option shall expire immediately upon Participant's termination of employment (the last day for which Participant's salary is paid).

          D. Payment of the Purchase Price shall be made by personal or cashier's check or wire transfer (a "Cash Payment"). In lieu of receiving a Cash Payment, the Compensation Committee, in its sole and absolute discretion, may provide for a "cashless exercise" of the Option whereby Participant, by a properly-executed written notice, directs (i) an immediate market sale or margin loan respecting all or a part of the Shares to which Participant is entitled upon exercise pursuant to an extension of credit by the Corporation to Participant of the Purchase Price, (ii) the delivery of the Shares from the Corporation directly to a brokerage firm and (iii) the delivery of the Purchase Price from sale or margin loan proceeds from the brokerage firm directly to the Corporation. Further, in lieu of receiving a Cash Payment, the Compensation Committee, in its sole and absolute discretion, may provide for the payment of the Purchase Price, in whole or in part, by the delivery of a number of shares of common stock ("Common Stock") of the Corporation (plus cash if necessary) having a fair market value equal to such option price. For all purposes of this Agreement, the fair market value of a share of Common Stock on a particular date shall be equal to the average between the reported high and low prices

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of Stock on the most recent date on which Common Stock was publicly traded or, in the event of no transactions on such date, the closing bid and asked prices of stock. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Compensation Committee in such manner as it deems appropriate.

          E. Upon the exercise of the Option by Participant, or as soon thereafter as is practicable, the Corporation shall issue and deliver to Participant a certificate or certificates evidencing such number of Shares as Participant has so elected to purchase or such other evidence as the Corporation may elect. Such certificate or certificates or other evidence of Shares shall be registered in the name of Participant and, if applicable, shall bear an appropriate investment warranty legend and any legend required by any Federal or state securities law, rule or regulation. Upon the exercise of the Option and the issuance and delivery of such certificate or certificates or other evidence of Shares, Participant shall have all the rights of a stockholder with respect to such Shares and to receive all dividends or other distributions paid or made with respect thereto.

          F. Notwithstanding any other provision hereof to the contrary, the Compensation Committee may, upon such terms and conditions as it deems appropriate, accept the surrender by Participant of Participant's right to exercise the Option, in whole or in part, and authorize a payment in consideration therefor of an amount equal to the difference obtained by subtracting the Exercise Price of the Shares which are the subject of such surrendered Option from the fair market value of the Shares, such payment to be in cash and made by corporate check.

          G. If the Corporation is the surviving or resulting corporation in any merger, consolidation or share exchange, any outstanding Option shall apply to those securities to which a holder of the number of shares of Common Stock subject to the Option would have been entitled under the merger, consolidation or share exchange. If the Corporation is not the surviving or resulting corporation in any such transaction, the successor corporation shall provide stock options on terms and conditions that substantially preserve the rights and benefits of any outstanding Option.

     4. CHANGES IN CAPITAL STRUCTURE OF THE CORPORATION. Subject to any required action by the stockholders of the Corporation and the provisions of the General Corporation Law of the State of Delaware, the number of shares of Common Stock subject to this Agreement as well as the Exercise Price of any Shares not yet purchased by Participant shall be proportionately adjusted for
(a) a division or combination of the shares of capital stock of the Corporation, (b) a dividend payable in shares of capital stock of the Corporation or (c) a reclassification, recapitalization or other stock change which changes the character or amount of any shares of capital stock of the Corporation.

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     5.   RIGHTS PRIOR TO EXERCISE.  Participant shall have no equity interest in the Corporation or any voting, dividend, liquidation or dissolution rights with respect to any capital stock of the Corporation solely by reason of having an Option or having executed this Agreement. Furthermore, prior to the exercise of all or a portion of the Option, as set forth in Section 3A hereof, and the issuance and delivery of a certificate or certificates evidencing the Shares purchased pursuant to the exercise of all or a portion of such Option, Participant shall have no interest in, or any voting, dividend, liquidation or dissolution rights with respect to, the Shares, except to the extent that Participant has exercised all or a portion of such Option and has been issued and received delivery of a certificate or certificates evidencing the Shares purchased pursuant to such exercise.

     6. EMPLOYMENT OF PARTICIPANT. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation shall continue to employ Participant, nor shall this Agreement affect in any way the right of the Corporation to terminate the employment of Participant. No change of Participant's duties as an employee of the Corporation shall result in, or be deemed to be, a modification of any of the terms of this Agreement.

     7. BURDEN AND BENEFIT; CORPORATION. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Participant, and their respective heirs, personal and legal representatives, successors and assigns. As used in Articles 6 and 7 hereof, the term the "Corporation" shall also include any corporation which is the parent or a subsidiary of the Corporation and for which Participant is providing services in any form during Participant's employment with the Corporation or any such other corporation or entity. Participant hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Corporation and any such other corporation or entity.

     8. GENDERS. The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and VICE VERSA), wherever appropriate.

     9. HEADINGS. The headings and other captions contained in this Agreement are for convenience of reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

     10. ENTIRE AGREEMENT. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the parties hereto with respect to the Option and the Shares, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Option or the Shares other than as set forth herein. This Agreement is, and is intended by the parties to be, an integration of

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any and all prior agreements or understandings, oral or written, with respect to the Option and the Shares.

     11. NOTICES. Any and all notices provided for herein shall be sufficient if in writing, and sent by hand delivery, facsimile or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal office and to the attention of the General Counsel, and in the case of Participant, to Participant's address as shown on the Corporation's records.

     12. INVALID OR UNENFORCEABLE PROVISIONS. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

     13. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     14. MODIFICATIONS. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto; provided, however, that Participant hereby covenants and agrees to execute any amendment to this Agreement which shall be required or desirable (in the opinion of the Corporation or its counsel) in order to comply with any rule or regulation promulgated or proposed under the Code by the Internal Revenue Service.

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     IN WITNESS WHEREOF, the Corporation and Participant have executed this
Agreement as of the day and year first above written.


ATTEST:                              NHP INCORPORATED, a Delaware
                                     corporation

/s/ Joel F. Bonder                   By:  /s/ J. Roderick Heller, III
- -------------------------------           ---------------------------
Joel F. Bonder                            J. Roderick Heller, III
Secretary                                 Chairman, President and
                                          Chief Executive Officer


WITNESS:                             PARTICIPANT

                                     WILLIAM R. SULLIVAN

                                     /s/ William R. Sullivan
- -------------------------------      --------------------------------
                                     Signature

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